UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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Sydys Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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PRELIMINARY COPY
SYDYS CORPORATION
7 Orchard Lane
Lebanon, New Jersey 08833
(908) 236-9885

December [  ], 2010

Dear Stockholder:

You are cordially invited to attend a special meeting of stockholders of Sydys Corporation on January 10, 2011, at 10:00 a.m., local time, at the offices of Fox Rothschild LLP, 2000 Market Street, 20th Floor, Philadelphia, Pennsylvania 19103.

The Notice of Special Meeting of Stockholders and Proxy Statement on the following pages describe the matters to be presented at the meeting.

It is important that your shares be represented at the meeting.  Whether or not you plan to attend the meeting, we hope that you will have your shares represented by signing, dating and returning your proxy in the enclosed envelope, as soon as possible.  Your shares will be voted in accordance with the instructions you have given in your proxy.  Whether or not you plan to attend the meeting, we urge you to complete, date and sign the enclosed proxy card and return it at your earliest convenience in the enclosed envelope.

Our Board of Directors and management look forward to seeing you at the meeting.  Thank you for your continued support.

Sincerely yours, ___________________________ Kenneth J. Koock Chief Executive Officer

PRELIMINARY COPY
SYDYS CORPORATION
7 Orchard Lane
Lebanon, New Jersey 08833
(908) 236-9885

Notice Of Special Meeting Of Stockholders

You are hereby notified that a special meeting of stockholders of Sydys Corporation will be held on January 10, 2011, at 10:00 a.m., local time, at the offices of Fox Rothschild LLP, 2000 Market Street, 20th Floor, Philadelphia, Pennsylvania 19103, for the following purposes:

1.           To consider and approve an amendment to our Articles of Incorporation to increase the number of shares of common stock we are authorized to issue from 33,333,333 to 100,000,000;

2.           To approve an amendment to our Articles of Incorporation to authorize 20,000,000 shares of preferred stock; and

3.           To consider and approve such other business matters as may properly come before the meeting or any adjournment or postponement thereof.

Only holders of record of our common stock as of the close of business on December 1, 2010 are entitled to notice of and to vote at the meeting, or any adjournment thereof.

YOUR VOTE IS IMPORTANT.  WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, WE URGE YOU TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE.  THE PROMPT RETURN OF PROXIES WILL ENSURE A QUORUM AND SAVE US THE EXPENSE OF FURTHER SOLICITATION. EACH PROXY GRANTED MAY BE REVOKED BY THE STOCKHOLDER APPOINTING SUCH PROXY AT ANY TIME BEFORE IT IS VOTED. IF YOU RECEIVE MORE THAN ONE PROXY CARD BECAUSE YOUR SHARES ARE REGISTERED IN DIFFERENT NAMES OR ADDRESSES, EACH SUCH PROXY CARD SHOULD BE SIGNED AND RETURNED TO ASSURE THAT ALL OF YOUR SHARES WILL BE VOTED.

By order of the Board of Directors, ___________________________ Kenneth J. Koock Chief Executive Officer

PRELIMINARY COPY
SYDYS CORPORATION
7 Orchard Lane
Lebanon, New Jersey 08833
(908) 236-9885

________________

PROXY STATEMENT
________________

This proxy statement contains information related to the special meeting of stockholders of Sydys Corporation to be held on January 10, 2011, at 10:00 a.m., local time, at the offices of Fox Rothschild LLP, 2000 Market Street, 20th Floor, Philadelphia, Pennsylvania 19103, and at any postponements or adjournments thereof, for the purposes set forth in the attached Notice of Special Meeting.  This proxy statement and the enclosed proxy card are first being mailed to our stockholders on or about December __, 2010.

VOTING AT THE SPECIAL MEETING

Who Can Vote

Only stockholders of record at the close of business on December 1, 2010, the record date, are entitled to notice of and to vote at the meeting, and at any postponement(s) or adjournment(s) thereof.  As of December 1, 2010, 31,677,665 shares of our common stock, par value $.001 per share, were issued and outstanding.  Holders of our common stock are entitled to one vote per share for each proposal presented at the special meeting.

How to Vote; How Proxies Work

Our board of directors is asking for your proxy.  Whether or not you plan to attend the meeting, we urge you to vote by proxy.  Please complete, date and sign the enclosed proxy card and return it at your earliest convenience.  We will bear the costs incidental to the solicitation and obtaining of proxies, including the costs of reimbursing banks, brokers and other nominees for forwarding proxy materials to beneficial owners of our common stock.  Proxies may be solicited by our officers and employees, without extra compensation, by mail, telephone, telefax, personal interviews and other methods of communication.

At the special meeting, and at any adjournments thereof, all shares entitled to vote and represented by properly executed proxies received prior to the special meeting and not revoked will be voted as instructed on those proxies.  If no instructions are indicated on a properly executed proxy, the shares represented by the proxies will be voted:

(i) FOR, an amendment to our Articles of Incorporation to increase the number of shares of common stock we are authorized to issue from 33,333,333 to 100,000,000;

(ii) FOR, an amended to our Articles of Incorporation to authorize 20,000,000 shares of preferred stock; and

(iii) in the discretion of the person named in the enclosed form of proxy, on any other proposals which may properly come before the special meeting or any adjournment(s) thereof.

What Constitutes a Quorum

The presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast at the special meeting will constitute a quorum for the transaction of business.

What Vote is Required

Approval of the proposals to amend the Articles of Incorporation requires the affirmative vote of the holders of a majority of the outstanding common stock entitled to vote.

How Abstentions and Broker Non-Votes Are Treated

      Abstentions will be counted as shares that are present for purposes of determining a quorum.  For the approval of the amendments to our Articles of Incorporation, abstentions have the practical effect of a vote against the proposal.

Broker non-votes occur when a broker or other nominee holding shares for a beneficial owner does not have discretionary voting power on a matter and has not received instructions from the beneficial owner. Broker non-votes are included in the determination of the number of shares represented at the special meeting for purposes of determining whether a quorum is present. If you do not provide your broker or other nominee with instructions on how to vote your “street name” shares, your broker or nominee will not be permitted to vote them on non-routine matters such as Item 2. Shares subject to a broker non-vote will not be considered entitled to vote with respect to Item 2 and will not affect the outcome of Item 2. Please note that the rules regarding how brokers may vote your shares have recently changed. Brokers may no longer vote your shares on the authorization of preferred stock in the absence of your specific instructions as to how to vote. We encourage you to provide instructions to your broker regarding the voting of your shares.

For the approval of the amendment to our Articles of Incorporation to increase our total authorized shares of capital stock, broker non-votes have the practical effect of a vote against such proposal. Whether brokers have discretion to vote on other proposals and, if they do not, the effects of broker non-votes on such other proposals will depend on the nature of such other proposals.

How to Revoke

Any stockholder who has submitted a proxy may revoke it at any time before it is voted, by written notice addressed to and received by our chief executive officer, by submitting a duly executed proxy bearing a later date, or by electing to vote in person at the special meeting.  The mere presence at the special meeting of the person appointing a proxy does not, however, revoke the appointment.  If you are a stockholder whose shares are not registered in your own name, you will need additional documentation from your record holder to vote personally at the special meeting.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of December 1, 2010, information with respect to the securities holdings of all persons that we, pursuant to filings with the Securities and Exchange Commission (the “SEC”) and our stock transfer records, have reason to believe may be deemed the beneficial owner of more than five percent (5%) of our common stock.  The following table also sets forth, as of such date, the beneficial ownership of our common stock by all of our current officers and directors, both individually and as a group.

The beneficial owners and amount of securities beneficially owned have been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in accordance therewith, includes all shares of our common stock that may be acquired by such beneficial owners within 60 days of December 1, 2010 upon the exercise or conversion of any options, warrants or other convertible securities.  This table has been prepared based on 31,677,665 shares of common stock outstanding on December 1, 2010.  Unless otherwise indicated, each person or entity named below has sole voting and investment power with respect to all shares beneficially owned by that person or entity, subject to the matters set forth in the footnotes to the table below, and has an address at Sydys Corporation, 7 Orchard Lane, Lebanon, NJ 08833.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class (1)
Kenneth J. Koock 7 Orchard Lane Lebanon, NJ 08833	7,800,001	24.62%
Scott D. Cook 270 N. Denton Tap Road Coppell, TX 75019	0	-
FEQ Farms, LLC 24224 Kanis Road Little Rock, AR 72223	5,000,000	15.79%
DIT Equity Holdings, LLC 630 West Germantown Pike, #180 Plymouth Meeting, PA 19462	3,000,000	9.40%
Capital Growth Investment Trust 29 Otis Street, #108 Boston, MA 02141	1,900,000	6.00%
All directors and executive officers as a group (2 persons)	7,800,001	24.62%

(1)  These percentages have been calculated based on 31,677,665 shares of common stock outstanding as of December 1, 2010.

PROPOSAL 1

AMENDMENT TO OUR ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK AVAILABLE FOR ISSUANCE TO 100,000,000 SHARES

Our board of directors has approved a resolution to amend our Articles of Incorporation to increase the authorized number of shares of capital stock from 33,333,333 shares to 100,000,000 shares. The full text of the proposed amendment is set forth in Section 3.1 of the Amended and Restated Articles of Incorporation which is included herein as Appendix A.

Reasons for the Amendment

The primary purpose of this amendment to our Articles of Incorporation is to make additional shares of common stock available for issuance by us.  Our board of directors believes that it is in our best interest to increase the number of authorized shares of common stock from 33,333,333 to 100,000,000 in order to have additional shares available to meet our future business needs as they arise.  As of December 1, 2010, we had 31,677,665 issued and outstanding shares of common stock.  Our board believes that the availability of additional shares will provide us with the flexibility to issue common stock for a variety of purposes that our board of directors may deem advisable in the future.  These purposes could include, among other things, the sale of stock to raise additional capital, the purchase of property or assets, the acquisition of other companies, the use of stock for various equity compensation and other employee benefit plans and arrangements, the declaration of stock splits or dividends, and other bona fide corporate purposes.  At this time, we have no current plans to issue any of the additional shares to acquire any other company, property or assets.

The additional shares of common stock would have rights identical to our common stock currently outstanding.  Approval of the proposed amendment and any issuance of common stock would not affect the rights of the holders of our common stock currently outstanding, except for the effects incidental to increasing the outstanding number of shares of common stock, such as dilution of earnings per share, if any, and voting rights of current holders of our common stock.

If authorized, the additional shares of common stock may be issued with approval of our board of directors, but without further approval of our stockholders, unless stockholder approval is required by applicable law, rule or regulation.  Under our Articles of Incorporation, the holders of our common stock do not have preemptive rights with respect to future issuances of common stock.  Thus, should our board of directors elect to issue additional shares of common stock, our existing stockholders will not have any preferential rights to purchase such shares and such issuance could have a dilutive effect on the voting power and percentage ownership of these stockholders.  The issuance of additional shares of common stock could also have a dilutive effect on our earnings per share, if any.

Potential Anti-Takeover Effects

The increase in the number of shares of common stock authorized for issuance could, under certain circumstances, be construed as having an anti-takeover effect.  For example, in the event a person seeks to effect a change in the composition of our board of directors or contemplates a tender offer or other transaction involving the combination of our company with another company, it may be possible for us to impede the attempt by issuing additional shares of common stock, thereby diluting the voting power of the other outstanding shares and increasing the potential cost to acquire control of our company.  By potentially discouraging initiation of any such unsolicited takeover attempt, our Articles of Incorporation may limit the opportunity for our stockholders to dispose of their shares at the higher price generally available in takeover attempts or that may be available under a merger proposal.  The proposed amendment may also have the effect of permitting our current management, including our board of directors, to retain its position indefinitely and place it in a better position to resist changes that our stockholders may wish to make if they are dissatisfied with the conduct of our business.

Our board of directors did not propose this amendment to our Articles of Incorporation in response to any effort known to the board to accumulate common stock or to obtain control of our company by means of a merger, tender offer or solicitation in opposition to management.  In addition, this proposal is not part of any plan by management to recommend a series of similar amendments to our stockholders.  Finally, our board of directors does not currently contemplate recommending the adoption of any other amendments to our Articles of Incorporation that could be construed as affecting the ability of third parties to take over or change the control of our company.

Vote Required for Approval

  The affirmative vote of the holders of a majority of the outstanding shares of common stock entitled to vote is required to approve the foregoing amendment to our Articles of Incorporation.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSAL TO AMEND OUR ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK THAT WE ARE AUTHORIZED TO ISSUE.

PROPOSAL 2

APPROVAL OF AN AMENDMENT TO OUR ARTICLES OF INCORPORATION TO AUTHORIZE  20,000,000 SHARES OF PREFERRED STOCK

Our board of directors has unanimously approved a resolution to amend our Articles of Incorporation to authorize 20,000,000 shares of preferred stock, par value $.001 per share, which may be issued by us in the future in series with such rights, preferences and designations as determined by the board of directors without further stockholder action.  The full text of the proposed amendment is set forth in Sections 3.1 and 3.2 of the Amended and Restated Articles of Incorporation which is included herein as Appendix A.

Our Articles of Incorporation do not authorize us to issue preferred stock.   As we attempt to execute our business plan, we expect that we will need to raise additional capital.  The board believes that the availability of authorized and undesignated preferred stock will provide us with a capital structure better suited to meet our short and long-term capital needs.  The board believes it is advisable and in the best interest of the Company to authorize the issuance of preferred stock for the principal reason of providing greater flexibility in financing the execution of our business plan.

The proposed amendment grants the board the authority to issue shares of preferred stock in series with such rights (including voting, dividends and conversion), preferences and designations as it deems necessary or advisable without any action by our stockholders.  This is commonly referred to as "blank check" preferred stock which is available to and utilized by corporations to satisfy their continuing capital requirements.  Having the authority to create equity instruments with any number of provisions will provide us with the greatest possible flexibility in financing the future operations of the Company.  For example, the availability of blank check preferred stock will permit the board to negotiate the precise terms of an equity investment by simply creating a new series of preferred stock without incurring the cost and delay of obtaining stockholder approval.  This flexibility will permit us to take advantage of market conditions as they occur and put us in a better position to effectively negotiate with and satisfy the precise financial criteria of any investor in a timely manner.

The availability of undesignated preferred stock may have certain negative effects on the rights of our common stockholders.  The proposed amendment will permit the board, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which are superior to and could adversely affect the voting power or other rights of the holders of our common stock.   Specifically, we will be in a position to issue securities which would grant to the holders thereof, preferences or priorities over the holders of common stock with respect to, among other things, liquidation, dividends and voting.  This could result in holders of common stock receiving less in the event of our liquidation, dissolution or other winding up, reduce the amount of funds, if any, available for dividends on common stock, and dilute the voting power of the holders of common stock.

Potential Anti-Takeover Effects

Preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company.  For example, the board could designate and issue a series of preferred stock in an amount that sufficiently increases the number of outstanding shares to overcome a vote by the holders of our common stock or with rights and preferences that include special voting rights to veto a change in control.  The effect of such provisions could delay or frustrate a merger, tender offer or proxy contest, the removal of incumbent directors, or the assumption of control by stockholders, even if such proposed actions would be beneficial to our stockholders.  This could include discouraging bids for the Company even if such bid represents a premium over our then existing trading price and thereby prevent stockholders from receiving the maximum value for their shares.

Vote Required for Approval

  The affirmative vote of the holders of a majority of the outstanding shares of common stock entitled to vote is required to approve the foregoing amendment to our Articles of Incorporation.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSAL TO AMEND OUR ARTICLES OF INCORPORATION TO AUTHORIZE 20,000,000 SHARES OF PREFERRED STOCK.

DEADLINE FOR SUBMISSION OF STOCKHOLDER PROPOSALS

Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proposals for inclusion in our proxy statement and form of proxy for consideration at the next annual meeting of our stockholders by submitting their proposals to us in a timely manner.  We did not hold an annual meeting in 2010.  In order for a proposal by one of our stockholders to be included in our proxy statement and form of proxy for our next annual meeting, the proposal must be received by us within a reasonable time before we begin printing and mailing our proxy statement and form of proxy relating to such meeting, and must comply with the requirements of Rule 14a-8.  All stockholder proposals should be sent to: Sydys Corporation, 7 Orchard Lane, Lebanon, NJ 08833.

OTHER MATTERS

As of the date of this proxy statement, our board of directors knows of no matter not specifically referred to above as to which any action is expected to be taken at the meeting.  The person named in the enclosed proxy, or his substitutes, will vote the proxies, insofar as the same are not limited to the contrary, in his best judgment, in regard to such other matters and the transaction of such other business as may properly be brought at the meeting.

BY THE BOARD OF DIRECTORS ___________________________ Kenneth J. Koock Chief Executive Officer
Dated:  December [   ], 2010

Appendix A

AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
SYDYS CORPORATION

ARTICLE I
Name

The name of the Corporation is Sydys Corporation.

ARTICLE II
Purpose

The purpose for which this Corporation is formed is to engage in any lawful activity and business as from time to time determined by the Board of Directors.

ARTICLE III
Capital

3.1.  Authorized Capital Stock.  The authorized capital stock of the Corporation consists of One Hundred Twenty Million (120,000,000) shares having a par value of $.001 per share, divided into One Hundred Million (100,000,000) shares of Common Stock and Twenty Million  (20,000,000) shares of Preferred Stock.

3.2.  Preferred Stock. The Preferred Stock may be issued by the Corporation from time to time in one or more series and in such amounts as may be determined by the Board of Directors thereof.  The designations, voting rights, amounts of preference upon distribution of assets, rates of dividends, premiums of redemption, conversion rights and other variations, if any, the qualifications, limitations or restrictions thereof, if any, of the Preferred Stock, and of each series thereof, shall be such as are fixed by the Board of Directors, the authority so to do being hereby expressly granted, and as are stated and expressed in a resolution or resolutions adopted by the Board of Directors providing for the issue of such series of Preferred Stock (hereinafter called “Directors’ Resolution”).  The Directors’ Resolution as to any series shall (a) designate the series, (b) fix the dividend rate or method of determining the dividend rate, if any, of such series, the payment dates for dividends on shares of such series and the date or dates, or the method of determining the date or dates, if any, from which dividends on shares of such series shall be cumulative, and any other conditions to such dividends, (c) fix the amount or amounts payable on shares of such series upon voluntary or involuntary liquidation, dissolution or winding up, or method of determining the same and (d) if the shares of such series may be redeemed, state the price or prices or rate or rates, and adjustments, or method of determining the same, if any, and the time or times, or method of determining the same, and the terms and conditions on which, the shares of such series may be redeemed.  The Directors’ Resolution may (a) limit the number of shares of such series that may be issued, (b) provide for a sinking fund for the purchase or redemption of shares of such series and determine the terms and conditions governing the operation of any such fund, (c) deny or grant voting rights, full or limited, to the holders of shares of such series, (d) impose conditions or restrictions upon the creation of indebtedness of the Corporation or upon the issuance of additional Preferred Stock or other capital stock ranking on a parity therewith, or prior thereto, with respect to dividends or distribution of assets upon liquidation, (e) impose conditions or restrictions upon the payment of dividends upon, or the making of other distributions to, or the acquisition of, shares ranking junior to the Preferred Stock or to any series thereof with respect to dividends or distributions of assets upon liquidation, (f) state the price or prices or the rate or rates of exchange and other terms, conditions and adjustments upon which shares of any such series may be convertible into, or exchangeable for shares of any of the class or classes or of any other series of Preferred Stock or any other class or classes of stock, or the method of determining the same, and (g) grant such other special rights and impose such qualifications, limitations or restrictions thereon as shall be fixed by the Board of Directors and any voting power, designation, preference, right, qualification, limitation or restriction on the Preferred Stock, and any rate, condition or time for payment of dividends of the Preferred Stock, may be made dependent upon any fact which may be ascertained outside of these Articles of Incorporation or the Directors’ Resolution or, with respect to any rate, condition or time for payment of dividends of the Preferred Stock, in the resolution providing for the dividends, if the manner in which a fact may operate upon the voting power, designation, preference, right, qualification, limitation or restriction, or the rate, condition or time of payment of such dividend, is stated in these Articles of Incorporation or the Directors’ Resolution or, with respect to any rate, condition or time for payment of dividends of the Preferred Stock, in the resolution providing for the dividends.

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ARTICLE IV
Governing Board

The members of the governing board of the Corporation are designated as Directors.  The members of the Board of Directors will serve until his or her successor or successors are elected and qualified.  The number of directors, whether a fixed number of directors or a variable number of directors with a fixed minimum and maximum, and the manner in which the number of directors may increased or decreased, shall be as provided in the bylaws of the Corporation.  Elections of Directors need not be by written ballot except and to the extent required by the bylaws of the Corporation.  The Board of Directors is expressly authorized to adopt, amend or repeal the bylaws of the Corporation.
ARTICLE V
Directors’ and Officers’ Liability

5.1.           Elimination of Liability.  Directors or officers of the Corporation shall not be individually liable to the Corporation, its stockholders or creditors to the fullest extent permitted by Nevada law.  In the event that Nevada law is amended to authorize the further elimination or limitation of liability of directors or officers following the date hereof, then this Article V shall also be deemed amended to provide for the elimination or limitation of liability to the fullest extent permitted by Nevada law, as so amended.

5.2.           Mandatory Indemnification.  The Corporation shall indemnify the officers and directors of the Corporation to the fullest extent permitted by Nevada law as the same exists or may hereafter be amended.

5.3.           Mandatory Payment of Expenses.  The Corporation shall pay the expenses incurred by a director or officer in defending any civil, criminal, administrative, or investigative action, suit or proceeding in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it should be ultimately determined that the director or officer is not entitled to be indemnified by the Corporation as authorized by Nevada law.

5.4.           Effect of Amendment or Repeal. Any amendment to or repeal of any of the provisions in this Article V shall not adversely affect any right or protection of a director or officer of the Corporation for or with respect to any act or omission of such director or officer occurring prior to such amendment or repeal.

ARTICLE XI
Amendment or Repeal

The Corporation reserves the right to amend, alter, change or repeal any provisions of these Articles of Incorporation in the manner now or hereafter prescribed by statutes and all rights, except to the extent specifically provided for in Article V above, conferred by these Articles are granted subject to this reservation.

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